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FORM 5
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/ / CHECK BOX IF NO               U.S. SECURITIES AND EXCHANGE COMMISSION
    LONGER SUBJECT TO                       WASHINGTON, DC 20549
    SECTION 16. FORM
    4 OR FORM 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b)                         Exchange Act of 1934,
/ / FORM 3 HOLDINGS                  Section 17(a) of the Public Utility
    REPORTED                 Holding Company Act of 1935 or Section 30(f) of
/ / FORM 4                              the Investment Company Act
    TRANSACTIONS                                   of 1940
    REPORTED

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Wallace        Michael            W.          Kellstrom Industries, Inc. (KELL)             Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
   c/o Kellstrom Industries, Inc.                 Number of Reporting        Month/Year          X  Officer (give    Other (specify
   1100 International Parkway                     Person                        12/98           ----        title ---       below)
-------------------------------------------       (Voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,          Chief Financial Officer
   Sunrise          FL               33323                                   Date of Original       -------------------------------
-------------------------------------------                                  (Month/Year)
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr.                                   End of Issuer's     Direct         Benefi-
                                  (Month/      8)                                        Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or (D)  Price                          (I)            ship
                                                                                                             (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                      --            --       --       --           --        5,746 shares          D              N/A
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*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                      (Print or Type Responses)

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans- 5. Number of     6. Date Exer-        7. Title and Amount  8. Price
   Security                  sion or      action     action    Derivative       cisable and          of Underlying        of
   (Instr. 3)                Exercise     Date       Code      Securities       Expiration           Securities           Deriv-
                             Price of     (Month/    (Instr.   Acquired (A)     Date                 (Instr. 3 and 4)     ative
                             Deriv-       Day/       8)        or Disposed      (Month/Day/                               Secur-
                             ative        Year)                of (D)           Year)                                     ity
                             Security                          (Instr. 3,                                                 (Instr. 5)
                                                               4, and 5)      ----------------- ---------------------
                                                                              Date     Expira-                Amount or
                                                              -------------   Exer-    tion        Title      Number of
                                                              (A)      (D)    cisable  Date                   Shares
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Employee Stock Options     $10.125/sh.   10/08/98      A    15,000      --     (1)     10/08/08 Common Stock   15,000        --
(Right to buy)
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Employee Stock Options     $10.125/sh.   10/08/98      A    25,000      --     (2)     10/08/08 Common Stock   25,000        --
(Right to buy)
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Employee Stock Options     $10.125/sh.   10/08/98      A    17,500      --     (3)     10/08/08 Common Stock   17,500        --
(Right to buy)
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Employee Stock Options     $10.125/sh.   10/08/98      A    17,000      --     (4)     10/08/08 Common Stock   17,000        --
(Right to buy)
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Employee Stock Options     $13.63/sh.    10/08/98      D      --      15,000   (5)     03/31/07 Common Stock   15,000        --
(Right to buy)
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Employee Stock Options     $15.25/sh.    10/08/98      D      --      25,000   (6)     09/09/07 Common Stock   25,000        --
(Right to buy)
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Employee Stock Options     $18.63/sh.    10/08/98      D      --      17,500   (7)     10/27/07 Common Stock   17,500        --
(Right to buy)
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Employee Stock Options     $25.75/sh.    10/08/98      D      --      17,000   (8)     06/19/08 Common Stock   17,000        --
(Right to buy)
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Employee Stock Options           15,000                     D                          N/A
(Right to buy)
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Employee Stock Options           25,000                     D                          N/A
(Right to buy)
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Employee Stock Options           17,500                     D                          N/A
(Right to buy)
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Employee Stock Options           17,000                     D                          N/A
(Right to buy)
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Employee Stock Options                0                     D                          N/A
(Right to buy)
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Employee Stock Options                0                     D                          N/A
(Right to buy)
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Employee Stock Options                0                     D                          N/A
(Right to buy)
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Employee Stock Options                0                     D                          N/A
(Right to buy)
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Explanation of Responses:

(1) These Employee Stock Options vest in three equal installments on 03/31/98, 03/31/00 and 09/30/01.
(2) These Employee Stock Options vest in three equal installments on 03/09/99, 09/09/00 and 03/09/02.
(3) These Employee Stock Options vest in three equal installments on 04/27/99, 10/27/00 and 04/27/02.
(4) These Employee Stock Options vest in three equal installments on 12/19/99, 06/19/01 and 12/19/02.
(5) These Employee Stock Options were to vest in three equal installments on 03/31/98, 03/31/99 and 03/31/00.
(6) These Employee Stock Options were to vest in three equal installments on 09/09/98, 09/09/99 and 09/09/00.
(7) These Employee Stock Options were to vest in three equal installments on 10/27/98, 10/27/99 and 10/27/00.
(8) These Employee Stock Options were to vest in three equal installments on 06/19/99, 06/19/00 and 06/19/01.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.      /s/ Michael W. Wallace         2/9/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                                   Michael W. Wallace

Note. File three copies of this form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.
